Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Dan Bachus
Chief Financial Officer
Grand Canyon Education, Inc.
602-639-6648
dbachus@gcu.edu
Media Contact:
Bill Jenkins
Grand Canyon Education, Inc.
602-639-6678
bjenkins@gcu.edu
GRAND CANYON EDUCATION, INC. REPORTS
SECOND QUARTER 2011 RESULTS
ARIZONA, August 4, 2011—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of online and campus-based post-secondary education services, today announced financial results for the quarter ended June 30, 2011.
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Grand Canyon Education, Inc. Reports Second Quarter 2011 Results
For the three months ended June 30, 2011:
•	Net revenue increased 5.7% to $103.1 million for the second quarter of 2011, compared to $97.5 million for the second quarter of 2010.
•	At June 30, 2011, our enrollment was approximately 39,500, an increase of 8.9% from our enrollment of approximately 36,300 at June 30, 2010.
•
Operating income for the second quarter of 2011 was $22.7 million, an increase of 10.5% as compared to $20.5 million for the same period in 2010. The operating margin for the second quarter of 2011 was 22.0%, compared to 21.0% for the same period in 2010.

•	Adjusted EBITDA increased 15.4% to $28.4 million for the second quarter of 2011, compared to $24.6 million for the same period in 2010.
•
The tax rate in the second quarter of 2011 was 41.5% compared to 39.2% in the second quarter of 2010. The increase in the effective tax rate was primarily due to certain non-recurring tax items, which had the effect of increasing our effective tax rate in the second quarter of 2011 and decreasing the effective tax rate in the second quarter of 2010. Excluding certain non-recurring tax items, our effective tax rate for the second quarter of 2011 and 2010 would have been 40.3%.

•	Net income increased 6.9% to $13.3 million for the second quarter of 2011, compared to $12.4 million for the same period in 2010.
•	Diluted net income per share was $0.29 for the second quarter of 2011, compared to $0.27 for the same period in 2010.
•	Repurchased 612,000 shares of our common stock during the second quarter of 2011, at an average price of $13.33 per share, for a total of $8.2 million for the quarter.
For the six months ended June 30, 2011:
•	Net revenues increased 9.6% to $204.8 million, compared to $186.8 million for the same period in 2010.
•
Operating income for the six months ended June 30, 2011 was $41.9 million, an increase of 4.4% as compared to $40.1 million for the same period in 2010. The operating margin for the six months ended June 30, 2011 was 20.4%, compared to 21.5% for the same period in 2010.

•	Adjusted EBITDA increased 10.2% to $52.8 million for the six months ended June 30, 2011, compared to $48.0 million for the same period in 2010.
•
The tax rate in 2011 was 41.3% compared to 39.9% for the same period in 2010. The increase in the effective tax rate was primarily due to certain non-recurring tax items, which had the effect of increasing our effective tax rate in the second quarter of 2011 and decreasing the effective tax rate in the second quarter of 2010. Excluding certain non-recurring tax items, our effective tax rate for the six months ended June 30, 2011 and 2010 would have been 40.6% and 40.3%, respectively.

•	Net income increased 2.8% to $24.6 million for the six months ended June 30, 2011, compared to $23.9 million for the same period in 2010.
•	Diluted net income per share was $0.54 for the six months ended June 30, 2011, compared to $0.51 for the same period in 2010.
Balance Sheet and Cash Flow
As of June 30, 2011, the University had unrestricted cash and cash equivalents of $14.7 million compared to $33.6 million at the end of 2010 and restricted cash and cash equivalents at June 30, 2011 and December 31, 2010 of $45.9 million and $52.9 million, respectively.

The University generated $36.0 million in cash from operating activities for the six months ended June 30, 2011 compared to $30.1 million for the same period in 2010. Cash provided by operations in 2011 and 2010 resulted from net income plus non cash charges for provision for bad debts, depreciation and amortization, non-capitalizable system costs, share-based compensation, and changes in working capital, and in the six months ended June 30, 2011, cash provided by operating activities has been reduced by $5.2 million related to the payment in connection with the qui tam matter. Capital expenditures in 2011 of $38.3 million were primarily related to ground campus building projects such as a new dormitory and events arena to support our increasing traditional ground student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment. Capital expenditures in 2010 of $22.4 million primarily consisted of ground campus building projects, purchases of computer equipment, and software costs to complete our transition from Datatel to Campus Vue and Great Plains, other internal use software projects, furniture and equipment to support our increasing student enrollment. In the first six months of 2010, we had a $27.4 million increase in restricted cash associated with our transition to a “borrower-based, non-term” or “BBAY” financial aid system. During the first six months of 2011, $23.7 million of cash used in financing activities was primarily related to $22.4 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases totaled $1.9 million. During the first six months of 2010 cash provided by financing activities was nil as proceeds from the exercise of stock options and the excess tax benefits from share-based compensation were offset by principal payments on notes payable and capital lease obligations.
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Grand Canyon Education, Inc. Reports Second Quarter 2011 Results
2011 Annual Outlook
On a year over year basis revenue is expected to grow between 13% and 15% in the second half of 2011. Our target operating margins are 18% and our target Adjusted EBITDA margins are 23.5% in the second half of 2011.
Forward-Looking Statements
This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our financial position, results of operations, or liquidity; statements concerning projections, predictions, expectations, estimates, or forecasts as to our business, financial and operational results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the results of the ongoing program review being conducted by the Department of Education of our compliance with Title IV program requirements, and possible fines or other administrative sanctions resulting therefrom; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to hire and train new, and develop and train existing, enrollment counselors; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; potential decreases in enrollment, the payment of refunds or other negative impacts on our operating results as a result of our change from a “term-based” financial aid system to a BBAY financial aid system; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.
Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
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Grand Canyon Education, Inc. Reports Second Quarter 2011 Results
Conference Call
Grand Canyon Education, Inc. will discuss its second quarter 2011 results and 2011 outlook during a conference call scheduled for today, August 4, 2011 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-815-5362 (domestic and Canada) or 706-679-7806 (international), passcode 78225548 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.
A replay of the call will be available approximately two hours following the conclusion of the call through August 3, 2012, at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 78225548. It will also be archived at www.gcu.edu in the investor relations section for 60 days.
About Grand Canyon Education, Inc.
Grand Canyon Education, Inc. is a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, business, healthcare and liberal arts. In addition to its online programs, it offers programs at its approximately 110 acre traditional campus in Phoenix, Arizona and onsite at the facilities of employers. Approximately 39,500 students were enrolled as of June 30, 2011. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

*
Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Second Quarter 2011 Results
GRAND CANYON EDUCATION, INC.
Consolidated Income Statements
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share amounts)	2011	2010	2011	2010

Net revenue	$103,118	$97,522	$204,827	$186,848
Costs and expenses:
Instructional costs and services	45,709	41,742	91,539	78,402
Selling and promotional, including $2 and $2,628 for the three months ended June 30, 2011 and 2010, respectively, and $403 and $4,975 for the six months ended June 30, 2011 and 2010, respectively, to related parties	27,709	28,976	57,541	55,852
General and administrative	7,038	6,176	13,870	12,280
Exit costs	—	116	—	205

Total costs and expenses	80,456	77,010	162,950	146,739

Operating income	22,662	20,512	41,877	40,109
Interest expense	(29)	(162)	(136)	(506)
Interest income	26	37	58	98

Income before income taxes	22,659	20,387	41,799	39,701
Income tax expense	9,401	7,991	17,243	15,825

Net income	$13,258	$12,396	$24,556	$23,876

Net income per common share:
Basic	$0.30	$0.27	$0.54	$0.52

Diluted	$0.29	$0.27	$0.54	$0.51

Shares used in computing net income per common share:
Basic	44,658	45,724	45,122	45,699

Diluted	45,018	46,557	45,551	46,441

Grand Canyon Education, Inc. Reports Second Quarter 2011 Results
GRAND CANYON EDUCATION, INC.
Adjusted EBITDA
Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) royalty payments incurred pursuant to an agreement with our former owner that has been terminated as of April 15, 2008; (ii) contributions to Arizona school tuition organizations in lieu of state income taxes, which we typically make in the fourth quarter of a fiscal year; (iii) exit costs, if any; (iv) contract termination fees, if any and (v) share-based compensation. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, estimated litigation losses, exit costs, share-based compensation, and contract termination fees are not considered reflective of our core performance.
We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.
In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:
•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirement for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.
In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited, in thousands)
Net income	$13,258	$12,396	$24,556	$23,876
Plus: interest expense net of interest income	3	125	78	408
Plus: income tax expense	9,401	7,991	17,243	15,825
Plus: depreciation and amortization	3,926	2,574	7,678	5,161

EBITDA	26,588	23,086	49,555	45,270

Plus: royalty to former owner	74	74	148	148
Plus: exit costs	—	116	—	205
Plus: share-based compensation	1,700	1,301	3,130	2,338

Adjusted EBITDA	$28,362	$24,577	$52,833	$47,961

Grand Canyon Education, Inc. Reports Second Quarter 2011 Results
GRAND CANYON EDUCATION, INC.
Consolidated Balance Sheets

	June 30,	December 31,
(In thousands, except par value)	2011	2010
	(Unaudited)
Current assets
Cash and cash equivalents	$14,652	$33,637
Restricted cash and cash equivalents	45,390	52,178
Accounts receivable, net of allowance for doubtful accounts of $18,103 and $14,961 at June 30, 2011 and December 31, 2010, respectively	32,120	33,334
Income taxes receivable	5,796	8,415
Deferred income taxes	6,230	9,886
Other current assets	5,619	4,834

Total current assets	109,807	142,284
Property and equipment, net	161,532	123,999
Restricted cash	555	760
Prepaid royalties	6,287	6,579
Goodwill	2,941	2,941
Deferred income taxes	3,564	2,800
Other assets	5,257	4,892

Total assets	$289,943	$284,255

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$27,480	$15,693
Accrued compensation and benefits	11,541	13,633
Accrued liabilities	8,467	9,477
Accrued litigation loss	—	5,200
Accrued exit costs	—	64
Income taxes payable	425	829
Student deposits	46,778	48,873
Deferred revenue	21,789	15,034
Due to related parties	1,573	10,346
Current portion of capital lease obligations	1,229	1,673
Current portion of notes payable	1,841	2,026

Total current liabilities	121,123	122,848
Capital lease obligations, less current portion	—	151
Other noncurrent liabilities	5,392	2,715
Notes payable, less current portion	20,769	21,881

Total liabilities	147,284	147,595

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 45,865 and 45,811 shares issued and 44,258 and 45,761 shares outstanding at June 30, 2011 and December 31, 2010, respectively	459	458
Treasury stock, at cost, 1,607 and 50 shares of common stock at June 30, 2011 and December 31, 2010, respectively	(23,151)	(782)
Additional paid-in capital	81,261	77,449
Accumulated other comprehensive loss	(446)	(445)
Accumulated earnings	84,536	59,980

Total stockholders’ equity	142,659	136,660

Total liabilities and stockholders’ equity	$289,943	$284,255

Grand Canyon Education, Inc. Reports Second Quarter 2011 Results
GRAND CANYON EDUCATION, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2011	2010

Cash flows provided by operating activities:
Net income	$24,556	$23,876
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	3,130	2,338
Excess tax benefits from share-based compensation	—	(536)
Amortization of debt issuance costs	30	32
Provision for bad debts	14,586	10,273
Depreciation and amortization	7,826	5,309
Non-capitalizable system conversion costs	—	4,013
Litigation settlement	(5,200)	—
Exit costs	(64)	(481)
Deferred income taxes	2,881	(5,974)
Other	—	(59)
Changes in assets and liabilities:
Accounts receivable	(13,372)	(43,120)
Prepaid expenses and other	(1,127)	(3,107)
Due to/from related parties	(8,773)	902
Accounts payable	4,996	3,062
Accrued liabilities and employee related liabilities	(3,102)	8,482
Income taxes receivable/payable	2,295	3,041
Deferred rent	2,704	197
Deferred revenue	6,755	9,077
Student deposits	(2,095)	12,802

Net cash provided by operating activities	36,026	30,127

Cash flows used in investing activities:
Capital expenditures	(38,276)	(22,355)
Change in restricted cash and cash equivalents	6,993	(27,386)
Proceeds from sale or maturity of investments	—	487

Net cash used in investing activities	(31,283)	(49,254)

Cash flows used in financing activities:
Principal payments on notes payable and capital lease obligations	(1,892)	(1,515)
Debt issuance costs	(70)	—
Repurchase of common shares	(22,369)	—
Excess tax benefits from share-based compensation	—	536
Net proceeds from exercise of stock options	603	955

Net cash used in financing activities	(23,728)	(24)

Net decrease in cash and cash equivalents	(18,985)	(19,151)
Cash and cash equivalents, beginning of period	33,637	62,571

Cash and cash equivalents, end of period	$14,652	$43,420

Supplemental disclosure of cash flow information
Cash paid for interest	$145	$409
Cash paid for income taxes	$11,793	$19,061
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$6,791	$229
Tax benefit of Spirit warrant intangible	$127	$259
Shortfall tax expense from share-based compensation	$47	$—

Grand Canyon Education, Inc. Reports Second Quarter 2011 Results
The following is a summary of our student enrollment at June 30, 2011 and 2010 (which included less than 530 students pursuing non-degree certificates in each period) by degree type and by instructional delivery method:

	June 30, 2011(1)		June 30, 2010(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees (2)	17,205	43.5%	15,916	43.8%
Undergraduate degree	22,320	56.5%	20,385	56.2%

Total	39,525	100.0%	36,301	100.0%

	June 30, 2011(1)		June 30, 2010(1)
	# of Students	% of Total	# of Students	% of Total
Online (3)	37,915	95.9%	35,145	96.8%
Ground (4)	1,610	4.1%	1,156	3.2%

Total	39,525	100.0%	36,301	100.0%

(1)	Enrollment at June 30, 2011 and 2010 represents individual students who attended a course during the last two months of the calendar quarter.

(2)	Includes 1,409 and 870 students pursuing doctoral degrees at June 30, 2011 and 2010, respectively.

(3)	As of June 30, 2011 and 2010, 43.6% and 44.1%, respectively, of our online students are pursuing graduate degrees.

(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.